Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Verano Holdings Corp.

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-265940) and the Registration Statement on Form S-3 (File No. 333-273161) of Verano Holdings Corp. and Subsidiaries (the Company) of our report dated March 12, 2026, relating to the consolidated financial statements as of and for the years ended December 31, 2025 and 2024, and the effectiveness of internal control over financial reporting of the Company, appearing in this Annual Report on Form 10-K of Verano Holdings Corp. for the year ended December 31, 2025.

/s/ Macias Gini & O’Connell LLP
Irvine, California
March 12, 2026